Exhibit 10.35
Plan: FY10 Executive Incentive Plan
Division: International Technidyne Corporation (ITC)
I.	Objective

ITC’s Executive Incentive Plan, hereinafter referred to as EIP is intended to reward executive employees who significantly impact and influence ITC’s productivity in proportion to their accomplishment of specified objectives.

The purpose of the plan is to ensure maximum return to ITC by encouraging greater initiative, resourcefulness, teamwork and efficiency on the part of senior management whose performance and responsibilities directly affect company profits.

Awarding of the bonus will be based on company financial performance and by accomplishing a set of annual personal objectives, determined by the Chief Executive Officer (“CEO”) and the Board of Directors, typically at the beginning of the year. Bonus determinations and payouts will take place after the financial statements have been prepared for the fiscal year.

II.	Determination Of The Fund

The availability of, and participants in, the fund will be set by the CEO and approved by the Board of Directors as part of the annual budgeting process.

III.	Effective Date

The effective date of this program is January 3, 2010, the beginning of the plan year, and will continue in effect until January 1, 2011, or until terminated or amended by the Board of Directors. This plan supersedes all prior EIP plans.

IV.	Eligibility

Participation in the plan is limited to those in comparable levels of responsibility who have a direct and significant influence on ITC’s growth and profitability. Employees must be regular and not eligible for any other ITC commission, bonus or incentive plan in order to be eligible to participate in the EIP.

Participating employees will be determined at the beginning of the fiscal year, or at such time during the Fiscal Year that an employee achieves an eligible position. Employees will be notified of their eligibility and plan objectives, as soon as possible after the determination by the CEO or Board of Directors.

Individuals must be employed by ITC at the close of the fiscal year and the date of payment in order to be eligible for an award under the EIP except participants who are involuntarily terminated due to a divestiture, plant closing, reorganization or reduction in force during the plan year may receive an award on the prorated basis described in Section VIII, Plan Administration, Prorated Awards, (subject to approval by the CEO). These monies will be paid out at the usual and customary time of payment of all bonuses. For purposes of this plan, termination shall mean the day the employee leaves the job, which may not necessarily be the last day on the payroll.

V.	Incentive Objectives

The award received under this plan will have a 80% financial and 20% personal objective mix.

Financial Objectives (make up 80% of total bonus payout) — The financial component will have two equally weighted objectives as follows:
1.	Achieve the ITC Business revenue goal for 2010 as described in Section VII below. (Weighted at 50% of financial component, equivalent to 40% of overall bonus payout.)

2.	Achieve the ITC Business non-GAAP income before tax goal for 2010 as described in Section VII below. (Weighted at 50% of financial component, equivalent to 40% of overall bonus payout.)
Personal Objectives (make up 20% of total bonus payout) — Each personal objective will be weighted according to its importance. The weight will determine the percentage of the bonus awarded for completion of that objective. (See Section VI below.) As a guideline, employees should set 3-5 personal objectives.

VI.	Bonus Opportunity and Award

The award opportunity will be expressed as a percentage of the participant’s base salary at the close of the fiscal year. The award will be approved by the Board of Directors or the CEO, and will be consistent with the participant’s peers within the company.

The amount that a participant actually receives for the full fiscal year will be based upon the extent to which the set objectives have been achieved. The participant will receive a percentage of the total award opportunity corresponding to the percentage of each objective accomplished and the weight assigned to the objective. Evaluations of performance against individual and financial objectives are made for the full year prior to fiscal year-end payment.

VII.	Performance Goal and Payout

In addition to your personal objectives, everyone will have two company-oriented financial objectives that will be achieved according to the following guidelines:

							(1)
		ITC			ITC
		Revenue			Non-GAAP Income Before Tax
		Goal		Award	Goal		Award
Threshold	= to, or >	$	*	50%	$	*	50%
Target	= to, or >	$	*	100%	$	*	100%

Note: If revenue is less than $* (95% of target) no payment is earned for that objective. If ITC NGIBT earnings is less than $* (85% of target), no payment is earned for that objective. If actual results fall between threshold and target, interpolate between them to get actual payout percentage. This percentage will be multiplied times the weight given the objective in your individual plan to determine the achievement. Quarterly revenue and NGIBT earnings income information may be released at the end of each quarter, after earnings have been disclosed to the public.
(1)	ITC NGIBT earnings is defined as GAAP net income before taxes for the ITC Division excluding, as applicable, amortization of intangibles, in-process R&D, impairment of intangibles, certain litigation, restructuring and CEO transition expenses and certain other unusual or non-recurring costs, and also excluding share-based compensation expense under SFAS No. 123R and changes in the value of the “make-whole” provision of our convertible notes and special incentive awards.
VIII.	Over-Achievement Award Opportunity/Performance Accelerator

In addition, each EIP participant will receive a 3% increase for every 1% increase in ITC NGIBT earnings over the target level. For example, if you earned 85% of your total objectives for the year, and the ITC Division earned $* of NGIBT earnings (a 10% over-achievement) your award would be calculated as follows:
Annualized base salary ($50,000) x target bonus (20%) x (80% financial and 5% individual accomplishment for 85% total) x 1.30 = $11,050
The maximum amount of bonus paid will never exceed 200% of payout target. For example, if the payout target was 20%, (20% x $50,000 = $10,000), the maximum amount paid would be $20,000 (2 x $10,000).

IX.	Plan Administration

Prorated Awards. Individuals who are promoted to eligible positions during the plan year, new hires into eligible positions and eligible employees who are either on leave or on active written warning for part of the year may be awarded partial bonuses under this program, based on the accomplished objectives and their respective weights, subject to the approval of the CEO.

Transfers. In the event of transfer of an eligible participant to another position or department, the transferring manager will evaluate EIP results for prorated award (see Prorated Awards above) at the end of the year, and forward to the Human Resources Department. The hiring manager will be responsible for setting the key business plan objectives for the balance of the year, if applicable, and forwarding to Human Resources for approval. Awards based on these objectives will be prorated (see Prorated Awards above) as well, for end of the year payment.

Authority. The Board of Directors shall have the full power and authority to construe, interpret and administer the plan. All decisions, actions or interpretations of the Board of Directors shall be final and conclusive and binding on all parties. This program shall be administered by the Human Resources Department.

*	Amounts to be determined by the Compensation and Option Committee of the Board of Directors.

X.	General Provisions
•	The Executive Incentive Plan for 2010 may be reviewed and revised at the Board’s discretion.

•	Nothing in this plan shall be construed to limit in any way the right of International Technidyne Corporation to terminate an employee’s employment at any time, with or without cause or notice, nor shall it be evidence of any agreement or understanding, expressed or implied, that Thoratec or any of its subsidiaries will employ an employee in any particular position, for any particular period of time, ensure participation in any incentive programs, or the granting of awards from such programs as they may from time to time exist or be constituted. ITC reserves the right to discontinue or alter the plan at its sole discretion at any time with or without notice.

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